Exhibit 99.1

XpresSpa Group President Ed Jankowski to replace Andrew Perlman as CEO

New York, NY April 19, 2018 – XpresSpa Group, Inc. (Nasdaq:XSPA), a health and wellness holding company, today announced a series of executive changes as part of its strategic transformation into a pure-play health and wellness services company. XpresSpa’s Board of Directors (the “Board”) has appointed Ed Jankowski as Chief Executive Officer, effective immediately. Mr. Jankowski, has been involved with the company since 2014 first as a board member and then as part of management, replaces Andrew Perlman who has decided to pursue other opportunities.

Bruce Bernstein, Chairman of the Board, stated, “As we have evolved from a holding company tasked with acquiring and maintaining a diversified portfolio of growth companies to a pure-play health and wellness services company this change reflects an appropriate emphasis on operating experience as well as our commitment to right size our corporate structure and costs.

“On behalf of the Board, I look forward to working alongside Ed, a proven leader who brings more than 30 years of retail experience and intimate familiarity with XpresSpa and the market opportunities ahead of it.”

Commenting on his appointment, Mr. Jankowski said, “I am incredibly excited about our position in the currently underserved health and wellness market. Demand for our XpresSpa concepts continues to be robust, and we are creating amazing experiences for our customers through innovative products and services that are expanding beyond massage. With our franchising strategy in motion, divestitures of non-core assets complete, and our attention dedicated solely to on-the-go wellness, I feel confident about our long-term potential to drive growth and shareholder value.”

Mr. Jankowski has served as XpresSpa Group’s President since January 2017 and as XpresSpa’s Chief Executive Officer since June 2016, prior to its acquisition by FORM Holdings Corp. From 2012 to 2016, Mr. Jankowski was the Vice President and General Manager of Luxury Retail at Luxottica, where he oversaw the Ilori and Optical Shop of Aspen and Persol retail stores. Previously, Mr. Jankowski was Senior Vice President and General Manager for Godiva Chocolatier, Chief Operating Officer of Safilo Group’s Solstice sunglasses stores, and President of Airport Shops Division of World Duty Free Americas, a division of B.A.A.

Mr. Jankowski currently serves on the Board of Directors of the Accessories Council on the Foundation Board of Directors for LIM College. Mr. Jankowski received his B.Sc. in management and commerce marketing from Rider University.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq:XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, with 57 locations in 23 airports globally (as of March 29, 2018), including one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Holland, and the United Arab Emirates. XpresSpa Group’s non-core assets include Infomedia and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

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